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                               [LETTERHEAD]


February 27, 1997


Fortune Petroleum Corporation
One Commerce Green
515 W. Greens Road, Suite 720
Houston, Texas 77067


Gentlemen:

We have audited the balance sheets of Fortune Petroleum Corporation as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and have reported thereon under date of February 27, 1997. The aforementioned financial statements and our auditors' report thereon are included in the Company's registration statement on Form S-2 which includes the audited financial statements for the year ended December 31, 1996. As stated in note 2 in those financial statements, the Company changed its method of accounting for oil and gas properties and expenditures to the full cost method from the successful efforts method of accounting and states that the newly adopted accounting principle is preferable in the circumstance because management believes the full cost method better reflects the economics of the Company due to its change in operating strategy from primarily an acquisition and production company focused on many geological basins to an exploration and production company focused on one geological basin. Further, as note 2 indicates, the full cost method of accounting is the method used by many independent oil and gas companies of comparable size and allows investors to better measure the performance of the Company. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting method, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Fortune Petroleum Corporation's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the adoption of the new method of accounting is preferable in Fortune Petroleum Corporation's circumstances.


/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP